Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Fourth Quarter 2008 Financial Results

NASSAU, THE BAHAMAS, February 25, 2009 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the fourth quarter and year ended December 31, 2008.

Steiner Leisure's revenues for the fourth quarter ended December 31, 2008 decreased 8.5% to $123.7 million from $135.2 million during the comparable quarter in 2007. Net income for the fourth quarter of 2008 was $11.8 million compared with $11.0 million for the same quarter in 2007. Net income for the fourth quarter of 2008 includes a net $3.5 million pre-tax gain resulting from the strengthening of the U.S. dollar against the British pound and the Euro.

Earnings per share for the fourth quarter ended December 31, 2008 was $0.79 per share, compared with $0.67 per share for the comparable quarter in 2007. The earnings per share data are presented on a diluted basis.

Revenues for the year ended December 31, 2008 rose 2.2% to $540.8 million from $529.2 million in 2007. Net income for the year ended December 31, 2008 was $45.9 million compared with $44.7 million in 2007. Net income for 2008 includes a net $5.3 million pre-tax gain resulting from the strengthening of the U.S. dollar against the British pound and the Euro.

Earnings per share for the year ended December 31, 2008 was $2.96 per share compared with $2.63 per share in 2007. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 131 cruise ships, and in 50 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Ritz-Carlton, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, Starwood Hotels and Resorts and Westin Hotels and Resorts. Our Elemis Limited subsidiary manufactures its Elemis(r) brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas. Elemis, as well as other Steiner products, including La Therapie(r), Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, February 26, 2009. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, February 26, 2009 (approximately 3 hours after the call takes place) through Thursday, March 5, 2009 at approximately 5:00 pm (EST). You may reach it by dialing (203) 369-3181 for both domestic and international calls.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Services	$83,976	$88,005	$360,819	$351,503
Products	39,721	47,208	179,950	177,717
Total revenues	123,697	135,213	540,769	529,220

Cost of Sales:
Cost of services	68,394	71,343	294,908	283,596
Cost of products	21,806	33,144	119,005	127,045
Total cost of sales	90,200	104,487	413,913	410,641
Gross profit	33,497	30,726	126,856	118,579

Operating Expenses:
Administrative	10,145	9,239	34,630	33,080
Salary and payroll taxes	10,430	9,724	42,029	37,816
Total operating expenses	20,575	18,963	76,659	70,896
Income from operations	12,922	11,763	50,197	47,683

Other Income (Expense):
Interest expense	(22)	(87)	(269)	(367)
Other income	109	243	463	1,595
Total other income (expense)	87	156	194	1,228

Income before provision for income taxes	13,009	11,919	50,391	48,911

Provision for income taxes	1,193	936	4,509	4,214

Net income	$11,816	$10,983	$45,882	$44,697

Income per share:
Basic	$0.81	$0.68	$3.01	$2.69
Diluted(1)	$0.79	$0.67	$2.96	$2.63

Weighted average shares outstanding:
Basic	14,664	16,055	15,253	16,626
Diluted	14,786	16,413	15,433	16,990

Notes:

  Considers the impact of outstanding stock options of a subsidiary's common stock of $126,000 and $19,000 for the three months ended December 31, 2008 and 2007, respectively, and $190,000 and $55,000 for the year ended December 31, 2008 and 2007, respectively.

STATISTICS

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Average number of ships served[1]:	128	126	128	127
Spa	97	95	96	94
Non-Spa	31	31	32	33

Average total number of staff on ships served:	2,135	1,986	2,077	1,978
Spa	1,913	1,751	1,844	1,741
Non-Spa	222	235	233	237

Revenue per staff per day[2]:	$396	$457	$454	$472
Spa	$414	$475	$474	$492
Non-Spa	$241	$317	$295	$327

Average weekly revenues:	$46,222	$50,204	$51,538	$51,592
Spa	$56,923	$61,430	$63,528	$63,921
Non-Spa	$12,262	$16,472	$15,115	$16,519

Average number of land-based spas operated[3]	50	53	52	54

Average weekly land-based spas revenues	$22,203	$26,784	$26,243	$26,339

Total schools revenues	$14,072,000	$11,073,000	$50,575,000	$46,226,000

Total wholesale and retail product revenues	$17,226,000	$21,904,000	$74,340,000	$68,003,000

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.